EXHIBIT 9(ss)

                                    IVY FUND

                  FUND ACCOUNTING SERVICES AGREEMENT SUPPLEMENT

                              Ivy US Blue Chip Fund

         AGREEMENT made as of the 2nd day of November, 1998, by and between Ivy Fund (the "Trust") and Mackenzie Investment Management Inc. (the "Agent").

         WHEREAS, the Trust is an open-end investment company, organized as a Massachusetts business trust, and consists of such separate investment portfolios as have been or may be established and designated by the Trustees of the Trust from time to time;

         WHEREAS, a separate class of shares of the Trust is offered to investors with respect to each investment portfolio;

         WHEREAS, the Trust has adopted a Master Fund Accounting Services Agreement dated January 25, 1993 (the "Master Agreement"), pursuant to which the Trust has appointed the Agent to provide the fund accounting services specified in the Master Agreement; and

         WHEREAS, Ivy US Blue Chip Fund (the "Fund") is a separate investment portfolio of the Trust.

         NOW, THEREFORE, the Trustees of the Trust hereby take the following actions, subject to the conditions set forth:

         1. As provided for in the Master Agreement, the Trust hereby adopts the Master Agreement with respect to the Fund, and the Manager hereby acknowledges that the Master Agreement shall pertain to the Fund, the terms and conditions of such Master Agreement being hereby incorporated herein by reference.

         2. The term "Portfolio" as used in the Master Agreement shall, for purposes of this Supplement, pertain to the Fund.

         3. As provided in the Master Agreement and subject to further conditions as set forth therein, the Fund shall pay the Agent a monthly fee based upon the rate(s) set forth in the Fee Schedule attached hereto as Annex 1.

         4. This Supplement and the Master Agreement (together, the "Agreement") shall become effective with respect to the Fund as of the date specified above, and unless sooner terminated as hereinafter provided, the Agreement shall remain in effect with respect to the Fund for a period of more than one (1) year from such date only so long as the continuance is specifically approved at least annually by the Trust's Board of Trustees, including the vote or written consent of a majority of the Trust's Independent Trustees (as defined in the Investment Company Act of 1940, as amended). This Agreement may be terminated with respect to the Fund, without payment of any penalty, by the Fund upon at least ninety
(90) days' prior written notice to the Agent or by the Agent upon at least ninety (90) days' prior written notice to the Fund; provided, that in the case of termination by the Fund, such action shall have been authorized by the Trust's Board of Trustees, including the vote or written consent of a majority of the Trust's Independent Trustees.

                             IVY FUND, on behalf of

                              Ivy US Blue Chip Fund



                                By:      KEITH J. CARLSON
                                Keith J. Carlson, President


                                MACKENZIE INVESTMENT MANAGEMENT INC.



                                By:      MICHAEL G. LANDRY
                                Michael G. Landry, President


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                                     ANNEX 1

                       FUND ACCOUNTING SERVICES AGREEMENT
                                  FEE SCHEDULE

Based upon assets under management (in millions):

                           $0-$10 >   $10-$40  > $40-$75  Over $75

Ivy US Blue Chip Fund      $1,250     $2,500   $5,000    $6,500